Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Anavex Life Sciences Corp.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-207600) of Anavex Life Sciences Corp. of our report dated December 29, 2015, relating to the consolidated financial statements which appear in this Form 10-K.

/s/ BDO USA, LLP

December 29, 2015